                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C. 20549


                                      FORM 8-K


                                   CURRENT REPORT

                         Pursuant to Section 13 or 15(d) of
                        the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) December 6, 1999
                                                          ----------------

                                  FIBERCHEM, INC.
                                  ---------------
               (Exact name of Registrant as specified in its charter)


          Delaware                    0-17569                 84-1063897
          --------                    -------                 ----------
       (State or Other           (Commission File            (IRS Employer
       Jurisdiction of                Number)           Identification Number)
       Incorporation)


                 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119
                 --------------------------------------------------
                 (Address of principal executive offices)(Zip Code)

                                    (702) 361-9873
                ---------------------------------------------------
                (Registrant's telephone number, including area code)

Item 5. Other Events.

     On December 6, 1999, FiberChem, Inc., a Delaware corporation ("FiberChem") and Intrex Data Communications Corp., a British Columbia company ("Intrex") entered into an Arrangement Agreement providing for a business combination of FiberChem and Intrex. The agreement provides that all of Intrex's outstanding common shares will be exchanged for 62,904,152 FiberChem common shares, representing the number of FiberChem common shares and certain equivalents outstanding on November 9, 1999. Accordingly, the shareholders of each company will have an approximately equal interest in the combined enterprise. Upon completion of the transaction, FiberChem is to be renamed DecisionLink, Incorporated and will continue to be traded on the electronic over-the-counter bulletin board. A copy of the Arrangement Agreement is included as an exhibit to this report.

     The completion of the transaction is subject to the satisfaction or waiver of certain conditions, including, among others: (i) the approval of the arrangement by Intrex common shareholders and the Supreme Court of British Columbia, (ii) the accuracy of representations and warranties and other usual closing conditions and (iii) $5,000,000 in new financing proceeds being available to FiberChem immediately following the combination on terms and conditions satisfactory to FiberChem and Intrex.

     The Arrangement Agreement also provides that certain outstanding Intrex warrants and convertible securities will be exchanged for similar FiberChem securities on the basis of the common share exchange ratio for the transaction. Under the agreement, Intrex shareholders will have the option initially to exchange their Intrex voting common shares for a combination of non-voting Intrex shares and special non-participating voting FiberChem shares (the "deferral shares"). Shareholders who elect to receive deferral shares can at any time elect to exchange them for the number of FiberChem common shares the holder was initially entitled to receive. On or after December 6, 2009, holders of deferral shares can be required to make the exchange.

     Intrex is a private company which provides proprietary Internet and communications technology for communicating data to or from remote or mobile assets on a real time basis using wireless, satellite and cellular data systems. Data is routed through Intrex's global data network which acts as a data gateway and applications service provider allowing customers to monitor and control remote or mobile assets such as gas wells, pipelines, compressors, storage tanks, offshore platforms, or service vehicles directly from a desktop PC.

     Intrex is a licensed reseller of the Orbcomm Global LP low earth orbit or LEO satellite data and messaging communications services. Orbcomm is a partnership owned by Orbital Sciences Corporation and Teleglobe, Inc. of Canada. Intrex also has communications agreements that provide satellite services through Norcom, Inc. as well as digital cellular services.

     FiberChem will continue to pursue its existing aboveground storage tank, offshore and sensor markets and intends, upon completion of the transaction, to incorporate Intrex 's technology where appropriate. FiberChem also intends to pursue new business in Intrex markets that can incorporate FiberChem technology.

Item 7    FINANCIAL STATEMENTS.

     Financial Statements for this report and relating to Intrex will be filed following completion of the transaction.


(c)  Exhibits:


Exhibit
Number         Description
3.1            Arrangement Agreement, dated as of December 6, 1999, between
               FiberChem, Inc., a Delaware corporation, and Intrex Data
               Communications Corp., a British Columbia company.


                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, FiberChem has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   FIBERCHEM, INC.
                                      Registrant



     Dated: December 27, 1999      By:    /s/ Geoffrey F. Hewitt
                                      ------------------------------------
                                          Geoffrey F. Hewitt
                                          President and Chief Executive Officer